SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 1, 2001

TWEETER HOME ENTERTAINMENT GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-24091 (Commission File Number)	04-3417513 (I.R.S. Employer Identification No.)

10 Pequot Way
Canton, Massachusetts 02021
(781) 830-3000
(Address, including zip code, of registrant’s principal executive offices and registrant’s telephone number, including area code)

Item 2. Acquisition or Disposition of Assets.

     On August 1, 2001, Tweeter Home Entertainment Group, Inc. (“Tweeter”) completed a merger with Sound Advice, Inc., a Florida corporation (“Sound Advice”). The merger was effected by TWT Acquisition Corp., a Florida corporation and a wholly-owned subsidiary of Tweeter, merging with and into Sound Advice. As a result of the merger, Sound Advice became a wholly-owned subsidiary of Tweeter.

     At the effective time of the merger, each outstanding share of Sound Advice common stock was converted into the right to receive one share of Tweeter common stock, resulting in Tweeter issuing an aggregate of 4,355,995 shares of Tweeter common stock in exchange for the 4,355,995 shares of Sound Advice common stock outstanding at the effective time. The shares of Tweeter common stock were issued pursuant to a Registration Statement on Form S-4 filed with the Securities and Exchange Commission, which became effective on June 27, 2001. In connection with the merger, Tweeter repaid outstanding debt of Sound Advice in the aggregate principal amount, plus accrued interest, of approximately $22,086,000 and made change of control and severance payments to members of Sound Advice’s management aggregating approximately $6,925,000. The payments were made from funds drawn under Tweeter’s existing $75 million credit agreement with Fleet National Bank.

     Also upon the effective time of the merger, each outstanding option to purchase shares of Sound Advice common stock under Sound Advice’s Amended and Restated 1999 Stock Option Plan and Second Amended and Restated 1986 Stock Option Plan, whether or not exercisable or vested, became fully exercisable and vested, and was exchanged for fully exercisable and vested options to purchase that number of shares of Tweeter common stock equal to the number of shares subject to such Sound Advice option. The stock options issued by Tweeter have an exercise price equal to the original exercise price for Sound Advice stock options for which they were exchanged.

     The merger with Sound Advice is intended to qualify as a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended. Tweeter will account for the transaction under the purchase method of accounting. The terms of the merger are more fully described in the Agreement and Plan of Merger dated as of June 1, 2001 filed as an exhibit to Tweeter’s Current Report on
Form 8-K filed with the Securities and Exchange Commission on June 8, 2001 and incorporated by reference herein.

     Tweeter’s press release announcing the completion of the merger is filed as an exhibit to this Current Report on Form 8-K and is incorporated by reference into this Item 2.

Item 7. Financial Statements and Exhibits

(a)	Financial Statements of Business Acquired.

INDEPENDENT AUDITORS’ REPORT

The Board of Directors and Shareholders

Sound Advice, Inc.:

We have audited the accompanying consolidated balance sheets of ;Sound Advice, Inc. and subsidiaries (the “Company”) as of January 31, 2001 and 2000, and the related consolidated statements of income, shareholders’ equity and cash flows for each of the years in the three-year period ended January 31, 2001. In connection with our audits of the consolidated financial statements, we also have audited the accompanying financial statement schedule on valuation and qualifying accounts. These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sound Advice, Inc. and subsidiaries as of January 31, 2001 and 2000, and the results of their operations and their cash flows for each of the years in the three-year period ended January 31, 2001 in conformity with accounting principles general accepted in the United States of America. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

KPMG LLP

Fort Lauderdale, Florida

March 29, 2001

SOUND ADVICE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

January 31, 2001 and 2000

	2001	2000

ASSETS

Current assets:

Cash	$2,094,348	$564,898

Receivables:

Vendors	4,776,621	3,979,027

Trade	1,517,142	1,024,652

Employees	411,997	431,775

	6,705,760	5,435,454

Less allowance for doubtful accounts	389,300	508,640

	6,316,460	4,926,814

Inventories, net	46,000,745	35,459,724

Prepaid and other current assets	907,910	830,407

Deferred tax assets	1,412,154	1,599,578

Total current assets	56,731,617	43,381,421

Property and equipment, net	17,870,476	15,024,047

Deferred tax assets, noncurrent	2,197,302	1,915,130

Other assets	509,452	435,389

Goodwill, net	6,721,876	176,472

	$84,030,723	$60,932,459

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:

Cash overdraft	$2,899,440	$1,662,351

Borrowings under revolving credit facility	18,141,443	7,309,531

Current maturities of long-term debt	1,569,569	1,516,834

Accounts payable	12,745,439	9,884,337

Income taxes payable	1,086,872	781,041

Accrued liabilities	12,033,256	9,096,046

Deferred tax liabilities	—	111,156

Total current liabilities	48,476,019	30,361,296

Long-term debt, excluding current maturities	1,937,303	3,363,424

Capital lease obligation, excluding current installments	1,235,449	788,444

Other liabilities and deferred credits	3,531,100	3,727,568

Total liabilities	55,179,871	38,240,732

Shareholders’ equity:

Common stock; $.01 par value. Authorized 10,000,000 shares; issued and outstanding 3,973,245 at January 31, 2001 and 3,766,394 shares at January 31, 2000.	39,733	37,664

Additional paid-in capital	12,623,183	11,175,205

Retained earnings	16,187,936	11,478,858

Total shareholders’ equity	28,850,852	22,691,727

Commitments and contingencies	$84,030,723	$60,932,459

See accompanying notes to consolidated financial statements.

SOUND ADVICE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

Years Ended January 31, 2001, 2000 and 1999

	2001	2000	1999

Net sales	$198,364,222	$177,348,675	$152,123,841

Cost of goods sold	127,745,124	115,056,780	98,893,332

Gross profit	70,619,098	62,291,895	53,230,509

Selling, general and administrative expenses	61,061,160	55,510,026	49,892,795

Income from operations	9,557,938	6,781,869	3,337,714

Other income (expense):

Interest expense	(1,968,401)	(1,366,863)	(1,417,017)

Other income (expense)	194,541	(106,951)	96,311

Income before income taxes (benefit)	7,784,078	5,308,055	2,017,008

Income taxes (benefit)	3,075,000	(1,217,661)	1,310,000

Net income	$4,709,078	$6,525,716	$707,008

Common and common equivalent per share amounts:

Basic net income per share	$1.23	$1.74	$0.19

Diluted net income per share	$1.08	$1.55	$0.18

Weighted average number of shares outstanding — basic	3,830,559	3,745,999	3,729,519

Weighted average number of shares outstanding — diluted	4,357,002	4,223,684	3,965,333

See accompanying notes to consolidated financial statements.

SOUND ADVICE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

Years Ended January 31, 2001, 2000 and 1999

	Common Stock
			Additional
	Number of		Paid-In	Retained
	Shares	Amount	Capital	Earnings	Total

Balance, January 31, 1998	3,728,894	$37,289	$11,058,655	$4,246,134	$15,342,078

Net income	—	—	—	707,008	707,008

Issuance of common stock	5,000	50	8,800	—	8,850

Balance, January 31, 1999	3,733,894	37,339	11,067,455	4,953,142	16,057,936

Net income	—	—	—	6,525,716	6,525,716

Issuance of common stock	32,500	325	60,500	—	60,825

Tax benefit on exercise of options	—	—	47,250	—	47,250

Balance, January 31, 2000	3,766,394	37,664	11,175,205	11,478,858	22,691,727

Net income	—	—	—	4,709,078	4,709,078

Issuance of common stock	34,000	340	94,671	—	95,011

Issuance of common stock associated with acquisition	172,851	1,729	1,311,939	—	1,313,668

Tax benefit on exercise of options	—	—	41,368	—	41,368

Balance, January 31, 2001	3,973,245	$39,733	$12,623,183	$16,187,936	$28,850,852

See accompanying notes to consolidated financial statements.

SOUND ADVICE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended January 31, 2001, 2000 and 1999

	2001	2000	1999

Cash flows from operating activities:

Net income	$4,709,078	$6,525,716	$707,008

Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation and amortization	3,902,660	3,459,232	3,402,591

(Gain) loss on disposition of assets	(42,500)	117,243	(26,782)

Deferred income taxes	(205,904)	(3,403,552)	—

Income tax benefit from exercise of options	41,368	47,250	—

Changes in operating assets and liabilities, net of acquisition:

Decrease (increase) in:

Receivables	(1,210,446)	1,216,756	(1,464,349)

Inventories	(7,825,554)	(4,400,379)	40,166

Prepaid and other current assets	(59,621)	(358,285)	(110,044)

Income taxes receivable	—	—	55,000

Other assets	(89,722)	(338,349)	18,972

Increase (decrease) in:

Accounts payable	249,120	(2,425,755)	(853,721)

Income taxes payable	305,831	(290,907)	228,749

Accrued liabilities	1,331,465	2,496,355	(60,028)

Other liabilities and deferred credits	(196,468)	(409,208)	508,295

Net cash provided by operating activities	909,307	2,236,117	2,445,857

Cash flows from investing activities:

Capital expenditures	(5,075,910)	(3,237,447)	(5,435,393)

Proceeds from disposition of assets	354,146	840,487	54,514

Acquisitions	(4,634,622)	(319,120)	—

Net cash used in investing activities	(9,356,386)	(2,716,080)	(5,380,879)

Cash flows from financing activities:

Borrowings on revolving credit facility	232,282,083	198,162,390	171,564,703

Repayments on revolving credit facility	(221,450,171)	(204,628,795)	(168,488,919)

Principal payments on long-term debt	(1,871,853)	(587,225)	(179,020)

Proceeds from issuance of long-term debt	—	5,000,000	—

Increase in cash overdraft	1,237,089	1,662,351	—

Principal payments under capital lease obligations	(315,630)	(8,736)	(7,933)

Proceeds from exercise of stock options	95,011	60,825	8,850

Net cash provided by (used in) financing activities	9,976,529	(339,190)	2,897,681

Net increase (decrease) in cash	1,529,450	(819,153)	(37,341)

Cash at beginning of year	564,898	1,384,051	1,421,392

Cash at end of year	$2,094,348	$564,898	$1,384,051

Supplemental disclosures of cash flow information:

Interest paid	$1,673,330	$1,232,823	$1,243,640

Income taxes paid, net of refunds	$2,933,705	$2,429,873	$1,035,000

	2001	2000

Supplemental disclosures of fair value of assets acquired and liabilities assumed in connection with acquisitions:

Receivables	$179,200	$—

Inventory	2,715,467	71,519

Prepaid expenses and other assets	17,882	—

Fixed assets	1,038,731	148,640

Goodwill	6,692,863	98,961

Other assets	20,341	—

Total assets	$10,664,484	$319,120

Accounts payable	2,611,982	—

Customer deposits	1,216,652	—

Accrued expenses	389,093	—

Notes payable	498,467	—

Total liabilities	4,716,194	—

Less common stock issued to seller	1,313,668	—

Net cash used in acquisition	$4,634,622	$319,120

See accompanying notes to consolidated financial statements.

SOUND ADVICE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

January 31, 2001 and 2000

(1)  Description of Business and Summary of Significant Accounting Policies

  (A)  Description of Business

      Sound Advice, Inc. and subsidiaries (the “Company”) operate in a single-business segment, which is the retailing and servicing of home and car audio systems, projection and conventional view television, video products, personal electronics, home entertainment furniture, custom design and installation services, repair services and accessories. The Company operates 24 Sound Advice stores, five Bang & Olufsen stores and one Electronic Interiors store in Florida. Additionally, the Company operates two Showcase Home Entertainment stores in Scottsdale and Chandler, Arizona and one home theater showroom located in The Great Indoors store in Scottsdale.

  (B)  Principles of Consolidation

      The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

  (C)  Receivables

      Receivables from vendors consist of cooperative advertising and other amounts earned based on market development agreements along with various promotional and other advertising incentive programs. The funds received under these programs are determined based upon specific agreements with the vendors and/or the inclusion of the vendors’ products in the Company’s advertising and promotional programs. Once earned, the funds are recorded as a reduction of advertising expense. Also included in receivables from vendors are amounts due for warranty repairs. Trade receivables consist primarily of amounts due from custom design accounts and credit card and finance companies resulting from customer purchases.

  (D)  Inventories

      Merchandise and service parts inventories are stated at the lower of cost or market. Cost is determined using a moving average, which approximates the first-in, first-out method, and is recorded net of volume and purchase discounts and rebates.

  (E)  Property and Equipment

      Property and equipment are stated at cost. Depreciation and amortization are provided over the following estimated useful lives using the straight-line method.

Description	Years

Building	30

Furniture and equipment	3 to 7

Leasehold improvements	15 or term of lease, if shorter

Display fixtures	3 to 7

Vehicles	3 to 5

  (F)  Goodwill

      Goodwill, which represents the excess purchase price over fair value of net assets acquired, is amortized on a straight-line basis over the expected periods to be benefited, 10 to 15 years. The Company assesses the recoverability of intangible assets by determining whether the amortization of the intangible

SOUND ADVICE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

asset balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. The amount of impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate commensurate with the risk of the acquired business. The assessment of the recoverability of intangible assets will be impacted if estimated future operating cash flows are not achieved. Goodwill is presented net of accumulated amortization of approximately $437,000 and $290,000 as of January 31, 2001 and 2000, respectively. Goodwill amortization expense for the years ended January 31, 2001, 2000 and 1999, approximated $147,000, $31,000 and $24,000, respectively.

  (G)  Income Taxes

      Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  (H)  Self-Insurance Accruals

      The Company was self-insured beginning January 1, 1998, up to certain limits, for workers’ compensation benefits and, accordingly, has accrued unpaid claims and associated expenses, including incurred, but not reported losses.

  (I)  Revenue Recognition

      The Company recognizes revenues from the sale of merchandise at the time the merchandise is delivered. Service revenues are recognized at the time the service is provided. The Company offers extended warranty service contracts on behalf of an unrelated third party. The Company recognizes net commission revenues for extended warranty service contracts sold as these contracts are sold on a nonrecourse basis to the Company. The Company includes proceeds from the sale of extended warranty contracts less the amounts due to the third party for the cost of such contracts in net sales at the time of sale as the earnings process has been completed. Net revenue from warranty contract sales represented approximately 2 percent of consolidated net sales for the years ended January 31, 2001, 2000 and 1999.

  (J)  Extended Warranty Service Contracts and Sales Incentive Program

      Prior to March 1993 and from July 1994 through May 1997, the Company, subject to certain conditions, offered the purchasers of extended warranty service contracts the right to apply the sales price of the contract towards future purchases of merchandise if the purchaser did not utilize the warranty contract during its term. Non-utilized warranty contracts are generally redeemable for a 60-day period after expiration of the contract. The term of the extended warranty service contracts is from one to five years. Effective June 1, 1997, the Company discontinued offering this program on future purchases. The total amount of extended warranty service contracts sold from July 1990 through February 1993 and July 1994 through May 1997 was approximately $21 million and $27 million, respectively. The Company records a liability at the time of sale for the estimated amount of future redemptions under this program. The overall redemption rate for the years ended January 31, 2001, 2000 and 1999 were approximately 8 percent, 4 percent and 7 percent of the value of the contracts issued, respectively. Such liability is based on estimates and, while management believes that such amounts are adequate, there can be no assurance that changes to management’s estimates may not occur due to limitations inherent in the estimation process. Changes in the estimates are charged or credited to income in the period determined. Amounts

SOUND ADVICE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

estimated to be paid within one year have been classified as accrued liabilities with the remainder included in other liabilities and deferred credits. As of January 31, 2001 and 2000, the liability for estimated redemptions approximated $269,000 and $467,000, respectively. Amounts charged against the liability for redemptions approximated $198,000 and $376,000 for the years ended January 31, 2001 and 2000, respectively.

  (K)  Advertising

      The Company expenses advertising costs as incurred. Advertising expense is recorded net of funds received from market development agreements, vendor advertising incentives and promotional programs. Advertising expense, net, for the years ended January 31, 2001, 2000 and 1999, approximated $2.2 million, $2.9 million and $3.6 million, respectively.

  (L)  Use of Estimates

      Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

  (M)  Financial Instruments and Concentration of Risk

      The carrying amount of cash, receivables, borrowings under the revolving credit facility and trade accounts payable approximates fair value because of the short maturity of these instruments. The fair value of the Company’s long-term debt is estimated by discounting the future cash flows of each instrument at rates currently offered to the Company for similar debt instruments of comparable maturities by the Company’s bankers, and approximates the carrying value.

      Financial instruments which potentially expose the Company to concentrations of credit risk consist principally of vendor receivables. Although credit risk is affected by conditions and occurrences in the industry, the Company reviews the credit risk of specific vendors, historical trends and other information. Three and two vendors accounted for 48 percent and 45 percent of the Company’s vendor receivables as of January 31, 2001 and 2000, respectively. The Company estimates an allowance for doubtful accounts based on the credit risk and payment trends of the vendor and customer. An adverse change in these factors would affect the Company’s estimate of doubtful accounts.

      The Company is a specialty retailer in Florida and Arizona with a focus on upscale electronics and is a primary distributor in its markets for certain products. Although competitive sources of supply are available for most of its products, the loss of a source for which the Company is a primary distributor could have an adverse impact on the Company. The Company would most likely be able to replace these products, but such replacement products may not be widely available in all markets. Five vendors accounted for 56 percent, 53 percent and 53 percent of the Company’s purchases during each of the years ended January 31, 2001, 2000 and 1999. The loss of one of these vendors could have an adverse impact on the Company. The Company’s principal competitors include other retailers, department and discount stores, mass merchandisers, catalog showrooms and specialty stores. Many of the Company’s competitors are national in scope and have greater financial resources than the Company.

  (N)  Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of

      The Company accounts for long-lived assets in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 121, “Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of.” This Statement requires that long-lived assets and

SOUND ADVICE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

  (O)  Stock-Based Compensation Plan

      Stock-based compensation is recognized in accordance with the provisions of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. As such, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price. For disclosure purposes, pro forma net income and pro forma earnings per share are provided as if the fair value based method defined in SFAS No. 123, “Accounting for Stock-Based Compensation,” had been applied.

  (P)  Earnings Per Share

      Basic earnings per share is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding during the period. Diluted earnings per share is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding during the period increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued. The dilutive effect of outstanding options is reflected in diluted earnings per share by application of the treasury stock method.

	2001	2000	1999

Basic:

Weighted average common shares outstanding	3,830,559	3,745,999	3,729,519

Diluted:

Weighted average common shares outstanding	3,830,559	3,745,999	3,729,519

Dilutive effect of options and warrants	526,443	477,685	235,814

Weighted average common shares outstanding — diluted	4,357,002	4,223,684	3,965,333

      Outstanding options to purchase 222,000 shares of common stock at $8.00 per share were not included in the computation of diluted earnings per share for the year ended January 31, 2000 because the exercise price of the options was greater than the average market price of common shares for the year.

      Warrants to purchase 306,335 shares of common stock at $8.70 per share expired on June 14, 1999 and were not included in the computation of diluted earnings per share for the years ended January 31, 2000 and 1999 because the warrants exercise prices were greater than the average market price of common shares for each year.

  (Q)  Recent Accounting Pronouncements

      In March 2000, the Financial Accounting Standards Board (“FASB”) issued FASB interpretation (“FIN”) 44, “Accounting for Certain Transactions Involving Stock Compensation,” which clarifies the application of APB Opinion No. 25 for certain issues. The interpretation was effective July 1, 2000, except for the provisions that relate to modifications that directly or indirectly reduce the exercise price of an

SOUND ADVICE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

award and the definition of an employee, which were effective after December 15, 1998. The adoption of FIN 44 did not have an effect on the Company’s consolidated financial position, results of operations or cash flows.

      In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. (“SAB”) 101, “Revenue Recognition in Financial Statements” and amended it in March and June 2000. Adoption of SAB 101, in the fourth quarter of 2001, did not have an impact on the Company’s consolidated financial position, results of operations or cash flows.

      In June 1999, the FASB issued SFAS No. 137, “Accounting for Derivative Instruments and Hedging Activities — Deferral of the Effective Date of FASB Statement No. 133” which amended SFAS 133 to change the effective date to fiscal quarters of fiscal years beginning after June 15, 2000. SFAS No. 133 requires companies to recognize all derivative contracts as either assets or liabilities in the balance sheet and to measure them at fair value. The Company adopted SFAS 133 on February 1, 2001. Adoption of SFAS No. 133 did not have an impact on the Company’s consolidated financial position, results of operations or cash flows.

(2)  Property and Equipment, Net

      Property and equipment, net consists of the following:

	2001	2000

Building	$684,990	$684,990

Furniture and equipment	12,093,643	10,071,333

Leasehold improvements	23,497,657	19,859,021

Display fixtures	8,249,196	7,654,874

Vehicles	1,039,601	884,195

	45,565,087	39,154,413

Less accumulated depreciation	27,694,611	24,130,366

Property and equipment, net	$17,870,476	$15,024,047

      Depreciation expense, including amortization of capital leases, for the years ended January 31, 2001, 2000 and 1999, approximated $3.7 million, $3.4 million and $3.4 million, respectively.

(3)  Debt

  (A)  Revolving Credit Facility

      In December 1997, the Company amended and extended its loan and security agreement for a revolving line of credit facility with its existing lender through July 31, 2001. The terms of the agreement were amended to allow the Company to borrow, repay and reborrow up to $25 million, based upon a borrowing base equal to the lesser of 70 percent of eligible inventory (as defined) at cost or 55 percent of eligible inventory at retail selling price. The availability under the facility is reduced by outstanding letters of credit. The revolving credit facility bears interest on the outstanding balance at prime plus 1 percent and allows for a LIBOR pricing option for one-, two-, three- or six-month periods at 2.5 percent over the corresponding LIBOR rate for the respective period. The Company pays a monthly fee based upon the unused portion of the commitment less $5 million at 0.375 percent per annum. The Company is obligated for an additional commitment fee of $50,000 per annum.

      The amended loan and security agreement contains various affirmative and negative covenants requiring the Company to maintain minimum ratios of current assets to current liabilities, working capital requirements and limits cumulative net losses from and after October 1, 1997. The amended loan and

SOUND ADVICE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

security agreement also limits the incurrence of additional debt, liens, capital expenditures, acquisitions and investments and prohibits cash dividends and the repurchase of capital stock. Borrowings under the revolving credit facility are collateralized by the Company’s assets, including depository accounts, receivables, inventory, property and equipment and intangible assets. The Company’s borrowings balance under the line of credit facility were approximately $18,141,000 and $7,310,000 at January 31, 2001 and 2000, respectively.

      The effective interest rate on the outstanding loan balance under the financing arrangement in effect as of January 31, 2001 and 2000 was 9.1 percent and 10.4 percent, respectively. In April 2001, the Company amended and extended its loan and security agreement for a revolving line of credit facility with its existing lender through July 31, 2004. The terms of the agreement were amended to allow the Company to borrow, repay, and reborrow up to $40 million, based upon a borrowing base equal to the lesser of 70 percent of eligible inventory (as defined) at cost or 55 percent of eligible inventory at retail selling price. The availability under the facility is reduced by outstanding letters of credit. The revolving credit facility bears interest on the outstanding balance at prime plus .5 percent and allows for a LIBOR pricing option for one-, two-, three- or six-month periods at 2 percent over the corresponding LIBOR rate for the respective period. The Company pays a monthly fee based upon the unused portion of the commitment which varies upon the average outstanding loan balance at .375 percent per annum. The Company incurred a renewal and amendment fee of $100,000.

      The amended loan and security agreement contains various affirmative and negative covenants requiring the Company to maintain a quarterly calculation of minimum EBITDA based on trailing 12 months performance. The amended loan and security agreement also limits the incurrence of additional debt, liens, capital expenditures, acquisitions and investments, and prohibits cash dividends and the repurchase of capital stock.

  (B)  Long-Term Debt

      Long-term debt consists of the following:

	2001	2000

Note payable in monthly installments of $161,242, including interest at 9.96 percent, with the final payment due January 2003 collateralized by property and equipment	$3,363,424	$4,880,258

Vehicle loans in monthly installments totaling $2,406, including interest ranging from 9.4% to 10.2% with the final payments due from March 2003 to June 2004.	65,975	—

Notes payable in monthly installments totaling $3,117, including interest ranging from 10.7% to 11.3% with the final payments due from October 2004 to December 2004.	77,473	—

Total long-term debt	3,506,872	4,880,258

Less current installments	1,569,569	1,516,834

Long-term debt, excluding current installments	$1,937,303	$3,363,424

      The aggregate maturities of long-term debt for each of the years subsequent to January 31, 2001 are approximately: 2002, $1,570,000; 2003, $1,873,000; 2004, $41,000; and 2005, $23,000. The master security agreement for the note payable due January 2003 contains various affirmative and negative covenants requiring the Company to maintain minimum ratios of current assets to current liabilities, working capital requirements and limits cumulative net losses from and after October 1, 1997. The master security agreement also limits the incurrence of additional debt, liens, capital expenditures, acquisitions and investments, and prohibits cash dividends and the repurchase of capital stock.

SOUND ADVICE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

  (C)  Letters of Credit

      The Company has standby letters of credit, in the aggregate of approximately $1.2 million, maturing at various dates through January 2002, primarily supporting self-insurance reserves. The letters of credit were not drawn upon as of January 31, 2001

(4)  Income Taxes

      The components of income tax expense (benefit) for the Company are as follows:

	2001	2000	1999

Current:

Federal	$2,801,615	$1,864,683	$1,202,276

State	479,289	321,208	107,724

	3,280,904	2,185,891	1,310,000

Deferred:

Federal	(175,810)	(2,906,089)	—

State	(30,094)	(497,463)	—

	(205,904)	(3,403,552)	—

Total	$3,075,000	$(1,217,661)	$1,310,000

      Income tax expense (benefit) attributable to income from continuing operations was $3,075,000, $(1,217,661) and $1,310,000 for the years ended January 31, 2001, 2000 and 1999, respectively, and differed from the amounts computed by applying the U.S. federal income tax rate of 34 percent to pretax income from continuing operation as a result of the following:

	2001	2000	1999

Computed expected income tax rate	34.0%	34.0%	34.0%

Effect of state and local taxes, net of federal income tax benefit	3.8	(4.6)	3.6

(Decrease) increase in beginning of year balance of federal valuation allowance for deferred tax asset	—	(52.4)	25.1

Other	1.7	.1	2.2

Effective income tax rate	39.5%	(22.9)%	64.9%

SOUND ADVICE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities are as follows:

	2001	2000

Deferred tax assets:

Accounts receivable, principally due to allowance for doubtful accounts	$108,765	$191,397

Inventory adjustments	483,616	428,403

Fixed assets, principally due to differences in depreciation	2,029,690	1,626,823

Deferred gain on sale	38,688	41,495

Accrued rent expense	844,639	866,465

Accrued insurance	27,817	33,518

Provision for warranty redemption	101,184	201,219

Lease incentive	19,112	45,027

Other	8,628	80,361

Total gross deferred tax assets	3,662,139	3,514,708

Deferred tax liabilities:

Prepaid advertising	24,619	34,572

Prepaid insurance	28,064	74,580

Legal Settlement Expense	—	2,004

Total gross deferred tax liability	52,683	111,156

Net deferred tax asset	$3,609,456	$3,403,552

      The valuation allowance for deferred tax assets of January 31, 2001 and 2000 was $0. The net change in the total valuation allowance for the years ended January 31, 2000 and 1999, was a decrease of $3,258,830 and an increase of $817,766, respectively. The valuation allowance was reduced in the fiscal year 2000 because the Company believes it is more likely than not the deferred tax asset will be realized. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income are reduced.

(5)  Shareholders’ Equity

  (A)  Shareholder Rights Plan

      In May 1997, the board of directors adopted a Common Stock Purchase Rights Plan and subsequently declared a dividend distribution of one Common Stock Purchase Right (“Right”) on each outstanding share of common stock. As amended in September 2000, each Right has an initial exercise price of $50 for one share of common stock. Generally, the Rights will be exercisable only if a person or group acquires 15 percent or more of the common stock or announces a tender offer, the consummation of which would result in ownership by a person or group of 15 percent or more of the common stock. Upon such occurrence, each Right (other than Rights owned by such person or group) will entitle the holder to

SOUND ADVICE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

purchase from the Company the number of shares of common stock having a market value equal to twice the exercise price of the Right. Generally, prior to the acquisition by a person or group of beneficial ownership of 15 percent or more of the common stock, the Rights are redeemable for $0.001 per Right at the option of the board of directors. The Rights will expire on May 4, 2007. As of January 31, 2001, 3,973,245 Rights were outstanding.

  (B)  Stock Option Plans

      In September 1999, the board of directors adopted the Company’s 1999 Stock Option Plan (the “1999 Plan”), which provides for the issuance of incentive stock options or non-qualified stock options. Under the 1999 Plan, the Company has reserved up to 500,000 shares of common stock for future issuance. The exercise price of incentive stock options shall not be less than the fair-market value per share on the date of grant. The exercise price of any non-qualified stock option shall not be less than 85 percent of the fair-market value per share on the date of grant. For the years ended January 31, 2001 and 2000, the option exercise price represents the fair market value of the underlying share of common stock at the date of grant. The option term may not be longer than ten years. No options may be granted under the 1999 Plan after September 30, 2009.

      The Company’s original stock option plan (the “1986 Plan”) provided for the issuance of either incentive stock options or non-qualified stock options. Under the 1986 Plan, as amended, the Company has reserved up to 750,000 shares of common stock for future issuance. The exercise price provisions of the 1986 Plan are similar to the 1999 Plan. For year ended January 31, 1999, the option exercise price represents the fair-market value of the underlying share of common stock at the date of grant. The option term may not be longer than ten years. In connection with the adoption of the 1999 Plan, the 1986 Plan was superceded. On December 21, 2000, the Company issued 244,500 stock options at an exercise price of $5.00 per share under the 1999 Plan. These options have a term of ten years expiring on December 21, 2010.

      On November 2, 1999, the Company issued 222,000 stock options at an exercise price of $8.00 per share under the 1999 Plan. These options have a term of ten years expiring on November 2, 2009. On May 18, 1998, the Company issued 10,000 stock options at an exercise price of $2.86 per share under the 1986 Plan subject to certain vesting criteria. All of these options vested during fiscal year 2000. These options have a term of five years expiring on May 17, 2003.

SOUND ADVICE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Changes in stock options outstanding are as follows:

				Weighted
				Average
	Number of			Exercise
	Shares	Price		Price

Outstanding, January 31, 1998	651,000	$1.69-	1.89	$1.83

Granted	10,000	2.86		2.86

Exercised	(5,000)	1.77		1.77

Canceled	—	—		—

Outstanding, January 31, 1999	656,000	1.69-	2.86	1.85

Granted	222,000	8.00		8.00

Exercised	(22,500)	1.77-	1.89	1.86

Canceled	—	—		—

Outstanding January 31, 2000	855,500	1.69-	8.00	4.65

Granted	244,500	5.00		5.00

Exercised	(34,000)	1.77-	8.00	2.79

Canceled	—	—		—

Outstanding January 31, 2001	1,066,000	$1.69-	8.00	$3.46

Exercisable	1,066,000

Available for future grants	33,500

      The Company applies APB Opinion No. 25 in accounting for its stock option plans and, accordingly, no compensation cost has been recognized for its stock options in the consolidated financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company’s net income would have been adjusted to the pro forma amounts approximated:

	2001	2000	1999

Net income:

As reported	$4,709,000	$6,526,000	$707,000

Pro forma	$4,036,000	$5,593,000	$558,000

Diluted income per share:

As reported	$1.08	$1.55	$0.18

Pro forma	$0.93	$1.32	$0.14

      Pro forma net income reflects only options granted since July 1, 1995. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma net income amounts presented above because compensation cost is reflected over the options’ vesting period and compensation cost for options granted prior to July 1, 1995 is not considered. The pro forma effect on fiscal year 2001 may not be representative of the pro forma effects on net income for future years. The fair

SOUND ADVICE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

value of each options’ grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

	2001	2000	1999

Expected dividend yield	—	—	—

Expected stock price volatility	1.21	1.31	1.34

Risk-free interest rate	4.9%	5.7%	5.3%

Expected life of options	7 years	3 years	3 years

      For the years ended January 31, 2001, 2000 and 1999, the weighted average fair value of options granted during the fiscal year was $4.55, $6.11 and $2.45, respectively.

      As of January 31, 2001, the range of exercise prices and weighted-average remaining contractual life of outstanding options was $1.69 to $8.00 and 4.7 years, respectively. As of January 31, 2001 and 2000, the number of options exercisable was 1,066,000 and 855,500, respectively, and the weighted-average exercise price of those options was $3.46 and $4.65, respectively.

(6)  Employee Benefit Plans

  (A)  Employee Stock Ownership Plan and Trust

      Effective as of July 1, 1989, the Company established and adopted an Employee Stock Ownership Plan and Trust (the “ESOP”) for all of its employees. Contributions to the ESOP are made at the discretion of the board of directors. No contributions were made during the years ended January 31, 2001, 2000 and 1999.

  (B)  Retirement Savings Plans

      The Company offers a 401(k) savings and investment plan (the “401(k) Plan”) to employees who meet certain eligibility requirements such as one year of service, 1,000 hours worked during the year and age of 21 years. The Company makes matching contributions to the 401(k) Plan up to a maximum percentage of each participating employee’s annual investment. Matching and discretionary contributions to the 401(k) Plan are authorized by the Company’s board of directors. Contributions for the years ended January 31, 2001, 2000 and 1999, approximated $307,000, $277,000 and $57,000, respectively.

(7)  Leases

      The Company is obligated under a number of noncancelable operating leases for retail store space, distribution and installation centers and certain property and equipment, which expire at various dates through 2014. The retail store leases generally contain provisions for increases based on the Consumer Price Index and contain options for periods of up to 15 years to renew at the then fair rental value.

      The Company also has property and equipment under capital leases that expire through 2014. At January 31, 2001 and 2000, the gross amount of property and equipment and related amortization recorded under the capital leases were as follows:

	2001	2000

Building	$684,990	$684,990

Furniture and equipment	905,545	142,910

	1,590,535	827,900

Less accumulated amortization	404,400	285,820

	$1,186,135	$542,080

SOUND ADVICE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Future minimum annual rental payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of January 31, 2001 and the capital lease payments are as follows:

Year Ending January 31,	Capital Lease	Operating Lease

2002	$402,133	$7,426,741

2003	402,133	6,878,331

2004	402,133	6,523,765

2005	208,826	6,310,607

2006	162,398	5,319,267

Thereafter	1,448,047	17,159,812

Total minimum lease payments	3,025,670	$49,618,523

Less amounts representing interest (at an effective interest rate of approximately 16.6%)	1,606,316

Present value of minimum capital lease payments	1,419,354

Less current installments of obligations under capital leases	183,905

Obligations under capital leases, excluding current installments	$1,235,449

      The current installments of obligations under capital leases is included in accrued liabilities. Total rental expense under the noncancelable operating leases for the years ended January 31, 2001, 2000 and 1999, was approximately $8.7 million, $8.1 million and $7.3 million, respectively.

(8)  Other Liabilities

      Included in accrued liabilities as of January 31, 2001 and 2000 are approximately $7.1 million and $4.6 million, respectively, of customer deposits on future sales orders.

      Certain store lease agreements provide for scheduled base rental increases over the lease term or provide free-rent periods. The Company recognizes the aggregate rent expense on a straight-line basis over the lease term, and the difference between rent expense on a straight-line basis and the base rental is accrued and included in other liabilities and deferred credits in the consolidated balance sheets. As of January 31, 2001 and 2000, the recorded liability for accrued rent was approximately $2.2 million and $2.3 million, respectively.

(9)  Commitments and Contingencies

  (A)  Employment and Severance Agreements

      The Company’s executive officers have employment agreements providing for minimum base salaries. These agreements expire on January 31, 2002. The employment agreements provide for severance pay benefits under certain conditions, such as if there is a change in control of the Company (as defined), in the amount of three times their base salary plus bonuses earned. Additionally, the Company has entered into agreements with certain other key employees that provide severance pay benefits under certain conditions if there is a change in control of the Company.

  (B)  Bonus Plan

      During 1995, the Company implemented a bonus plan for certain managerial positions based upon the annual operating performance of the Company. Under the terms of the bonus plan, bonuses ranging between 10 percent and 25 percent of annual compensation may be earned for achievement of various

SOUND ADVICE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

levels of targeted operating performance as approved by the board of directors. For the years ended January 31, 2001, 2000 and 1999, approximately $1,170,000, $733,000 and $47,000, respectively, was earned under the plan.

  (C)  Other

      The Company is a party to various legal actions arising in the normal course of business. It is the opinion of management that the ultimate disposition of these matters will not have a material adverse effect on the Company’s financial position or results of operations.

      For the year ended January 31, 2001, other income and expense includes a charge of approximately $561,000 for the termination of a proposed secondary offering and approximately $695,000 of income from the settlement of certain litigation.

(10)  Acquisition and Divestitures

      On October 17, 2000, the Company purchased the assets and assumed certain liabilities of Showcase Home Entertainment of the Southwest, LLC, a Scottsdale, Arizona based retailer of consumer electronics and custom design services. The purchase price for the acquisition was $5.8 million, of which $4.6 million was paid in cash and $1.3 million was paid by issuing 172,851 shares of common stock, plus acquisition fees. The acquisition has been accounted for under the purchase method of accounting. The excess of the purchase price paid over the fair value of net assets acquired of approximately $6.7 million was recorded as goodwill and will be amortized over 15 years. Under the name Showcase Home Entertainment, the Company operates two upscale showrooms in Scottsdale and Chandler, Arizona, as well as a home theater showroom in the home entertainment department of The Great Indoors home design center located in Scottsdale. The results of operations for Showcase have been included in the consolidated statement of income since the date of the acquisition and are not significant to the fiscal year results. In June 1999, the Company acquired certain assets from a third party for an aggregate purchase price of approximately $319,000 in cash and other acquisition costs. The aggregate purchase price was allocated to the assets acquired and liabilities assumed, resulting in recognition of goodwill of approximately $99,000. This transaction was accounted for as a purchase.

      In June 1999, the Company sold certain assets for $794,000 in cash. The Company realized and recorded a loss on the sale of these assets of approximately $14,000. The assets sold consisted of property and equipment.

SOUND ADVICE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

April 30, 2001 and January 31, 2001

	April 30, 2001	January 31, 2001

ASSETS

CURRENT ASSETS:

Cash	$3,363,453	$2,094,348

Receivables:

Vendors	5,112,297	4,776,621

Trade	1,477,691	1,517,142

Employees	461,623	411,997

	7,051,611	6,705,760

Less allowance for doubtful accounts	(459,200)	(389,300)

	6,592,411	6,316,460

Inventories	39,814,397	46,000,745

Prepaid and other current assets	294,805	907,910

Deferred tax assets, current	1,412,154	1,412,154

Total current assets	51,477,220	56,731,617

Property and equipment, net	18,045,492	17,870,476

Deferred tax assets, net	2,197,302	2,197,302

Other assets	461,793	509,452

Goodwill, net	6,633,956	6,721,876

	$78,815,763	$84,030,723

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:

Cash overdraft	$3,007,108	$2,899,440

Borrowings under revolving credit facility	23,062,793	18,141,443

Current maturities of long-term debt	1,685,551	1,569,569

Accounts payable	6,313,002	12,745,439

Income tax payable	513,457	1,086,872

Accrued liabilities	8,525,927	12,033,256

Total current liabilities	43,107,838	48,476,019

Long-term debt, excluding current maturities	1,406,764	1,937,303

Capital lease obligation	1,190,571	1,235,449

Other liabilities and deferred credits	3,294,255	3,531,100

	48,999,428	55,179,871

SHAREHOLDERS’ EQUITY:

Common stock, $.01 par value; authorized 10,000,000 shares; issued and outstanding 4,073,745 shares at April 30, 2001 and 3,973,245 at January 31, 2001	40,737	39,733

Additional paid-in capital	12,800,062	12,623,183

Retained earnings	16,975,536	16,187,936

Total shareholders’ equity	29,816,335	28,850,852
Commitments and contingencies

	$78,815,763	$84,030,723

See Accompanying Notes to Condensed Consolidated Financial Statements.

SOUND ADVICE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

For the Three Months Ended April 30, 2001 and 2000

	Three Months Ended April 30,

	2001	2000

Net sales	$48,307,393	$42,676,347

Cost of goods sold	30,586,587	27,599,426

Gross profit	17,720,806	15,076,921

Selling, general and administrative expenses	15,872,829	13,561,311

Income from operations	1,847,977	1,515,610

Other income (expense):

Interest expense	(552,172)	(409,884)

Other, net	6,795	2,490

Income before income taxes	1,302,600	1,108,216

Income taxes	515,000	432,000

Net income	$787,600	$676,216

Common and common equivalent per share amounts:

Basic net income per share	$0.19	$0.18

Diluted net income per share	$0.17	$0.16

Weighted average number of shares outstanding — basic	4,041,284	3,766,394

Weighted average number of shares outstanding — diluted	4,639,621	4,320,960

See Accompanying Notes to Condensed Consolidated Financial Statements.

SOUND ADVICE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

For the Three Months Ended April 30, 2001 and 2000

	2001	2000

CASH FLOWS FROM OPERATING ACTIVITIES:

Net income	$787,600	$676,216

Adjustments to reconcile net income to net cash provided by (used in) operating activities:

Depreciation and amortization	1,052,662	865,176

Gain on disposition of assets	(4,168)	—

Changes in operating assets and liabilities:

Decrease (increase) in:

Receivables	(275,951)	(26,330)

Inventories	6,186,348	(119,968)

Prepaid and other current assets	613,105	630,087

Other assets	27,993	(1,846)

Increase (decrease) in:

Accounts payable	(6,432,437)	(2,357,275)

Income tax payable	(573,415)	432,000

Accrued liabilities	(3,507,329)	(1,159,495)

Other liabilities and deferred credits	(236,845)	(67,665)

NET CASH USED IN OPERATING ACTIVITIES	(2,362,437)	(1,129,100)

CASH FLOWS FROM INVESTING ACTIVITIES:

Capital expenditures	(1,120,092)	(555,616)

Proceeds from disposition of assets	4,168	—

NET CASH USED IN INVESTING ACTIVITIES	(1,115,924)	(555,616)

CASH FLOWS FROM FINANCING ACTIVITIES:

Borrowings on revolving credit facility	54,331,253	36,819,196

Repayments on revolving credit facility	(49,409,903)	(33,502,513)

Principal payments on long-term debt	(414,557)	(365,222)

Increase (decrease) in cash overdraft	107,668	(1,662,351)

Principal payments under capital lease obligations	(44,878)	(9,162)

Proceeds from exercise of stock options	177,883	—

NET CASH PROVIDED BY FINANCING ACTIVITIES	4,747,466	1,279,948

Increase (decrease) in cash	1,269,105	(404,768)

Cash, beginning of period	2,094,348	564,898

CASH, END OF PERIOD	$3,363,453	$160,130

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Interest paid	$510,884	$369,827

Income taxes paid	$1,088,415	$—

See Accompanying Notes to Condensed Consolidated Financial Statements.

SOUND ADVICE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.  Basis of Presentation

      The accompanying unaudited condensed consolidated financial statements have been prepared in conformity with instructions to Form 10-Q and, therefore, do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. Certain items included in these statements are based on management estimates. In the opinion of management, the accompanying financial statements contain all adjustments, consisting of normal recurring accruals, necessary to present fairly the financial position of the Company at April 30, 2001 and January 31, 2001 and the statements of income for the three month periods ended April 30, 2001 and 2000 and statements of cash flows for the three month periods ended April 30, 2001 and 2000. The results of operations for the three months ended April 30, 2001 are not necessarily indicative of the operating results expected for the fiscal year ending January 31, 2002. These financial statements should be read in conjunction with the consolidated financial statements and notes thereto contained in the Company’s annual report on Form 10-K for the year ended January 31, 2001.

2.  Earnings Per Share

      Basic earnings per share is computed by dividing net income available to common shareholders by the weighted-average number of common shares outstanding during the period. Diluted earnings per share is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding during the period increased to include the number of additional common shares that would have been outstanding if the diluted potential common shares had been issued. The diluted effect of outstanding options is reflected in diluted earnings per share by application of the treasury stock method.

	Three Months Ended
	April 30,

	2001	2000

Basic:

Weighted average common shares outstanding	4,041,284	3,766,394

Diluted:

Weighted average common shares outstanding	4,041,284	3,766,394

Dilutive effect of options and warrants	598,337	554,566

Total	4,639,621	4,320,960

SOUND ADVICE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

3.  Seasonality

      Historically, the Company’s net sales are greater during the holiday season than during other periods of the year. Net sales by fiscal quarters and their related percentages for the trailing four quarters ended April 30, 2001 and 2000 are as follows:

Trailing Four Quarters Ended October 31,

(Dollars in Thousands)

	2001		2000

	Amount	%	Amount	%

QUARTERLY SALES

First Quarter (February – April)	$48,307	23.7	$42,676	23.5

Fourth Quarter (November – January)	69,257	33.9	58,934	32.5

Third Quarter (August – October)	44,616	21.9	39,263	21.6

Second Quarter (May – July)	41,815	20.5	40,684	22.4

SALES FOR TRAILING TWELVE MONTHS ENDED APRIL 30, 2001 AND 2000, RESPECTIVELY	$203,995	100%	$181,557	100%

4.  Property and Equipment, Net

      Property and equipment, net, consists of the following:

	April 30, 2001	January 31, 2001

Building	$684,990	$684,990

Furniture and equipment	12,262,347	12,093,643

Leasehold improvements	24,178,102	23,497,657

Display fixtures	8,388,388	8,249,196

Vehicles	1,151,575	1,039,601

Total	46,665,402	45,565,087

Less accumulated depreciation	28,619,910	27,694,611

Property and equipment, net	$18,045,492	$17,870,476

5.  Stock Options

      During the quarter ended April 30, 2001, stock options for 95,500 shares and stock warrants for 5,000 shares were exercised at an exercise price ranging from $1.70 to $1.89 per share.

6.  Provision for Income Taxes

      In the three months ended April 30, 2001, the Company recorded a provision for income taxes of $515,000, at an effective tax rate of 39.5%. In the three months ended April 30, 2000, the Company recorded a provision for income taxes of $432,000, at an effective tax rate of 39%.

SOUND ADVICE, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7.  Subsequent Event

      On June 1, 2001, the Company entered into an Agreement and Plan of Merger with Tweeter Home Entertainment Group, Inc. (“Tweeter”), providing for the acquisition by Tweeter of all the outstanding common stock of Sound Advice. The Merger is structured as a tax-free exchange for stock and will be accounted for by Tweeter as a purchase. Under the terms of the agreement, each outstanding share of Sound Advice common stock will be converted into Tweeter common stock, at an exchange ratio of 1 for 1 while the five-day average market price for Tweeter common stock two days prior to closing is between $21 and $30 per share. If the five-day average market price for Tweeter common stock is above $30 per share, the exchange ratio will decrease in order to maintain $30 per share. If the five-day average market price for Tweeter common stock is below $21 per share, the exchange ratio will increase in order to maintain $21 per share. Both parties have the right to terminate if the five-day average closing price of Tweeter common stock is below $18 per share at the time of closing. The transaction, which is expected to close on or about September 1, 2001, is subject to shareholder approval by both companies, any necessary regulatory approvals and other customary closing conditions.

SOUND ADVICE, INC. AND SUBSIDIARIES

Schedule II

Valuation and Qualifying Accounts

	Balance at	Charged to	Other
	Beginning of	Costs and	Changes Add		Balance at
Description	Period	Expenses	(Deduct)		End of Year

Allowance for doubtful accounts:

January 31, 2001	$508,640	$485,100	$(604,440	)(A)	$389,300

January 31, 2000	$440,900	$611,760	$(544,020	)(A)	$508,640

January 31, 1999	$384,100	$482,110	$(425,310	)(A)	$440,900

Allowance for redemption of extended service warranty contracts:

January 31, 2001	$467,000	$—	$(198,000)		$269,000

January 31, 2000	$843,000	$—	$(376,000)		$467,000

January 31, 1999	$1,270,000	$—	$(427,000)		$843,000

(A)  Amounts represent write-off of uncollectible receivables.

     (b)  Pro Forma Financial Information.

UNAUDITED

PRO FORMA COMBINED BALANCE SHEET
AS OF MARCH 31, 2001

Assumes a five-day average closing price of $28.75 per share of Tweeter common stock

		Sound				Pro Forma
	Tweeter	Advice		Pro Forma		Balance
	3/31/01	4/30/01	Combined	Adjustments		Sheet

Assets

Current Assets:

Cash and cash equivalents	$26,282,706	$3,363,453	$29,646,159	$(400,000)	B	$—

				(26,155,108)	C

				(3,091,051)	D

Accounts receivable, net	16,634,980	6,592,411	23,227,391			23,227,391

Inventory	81,531,915	39,814,397	121,346,312	(300,000)	A	121,046,312

Deferred tax assets	2,493,610	1,412,154	3,905,764			3,905,764

Prepaid expenses and other current assets	2,440,431	294,805	2,735,236	(216,666)	M	2,518,570

Total current assets	129,383,642	51,477,220	180,860,862	(30,162,825)		150,698,037

Investment in joint venture	3,868,631	—	3,868,631			3,868,631

Long-term investments	4,353,721	—	4,353,721	(3,025,000)	L	1,328,721

Property and equipment, net	61,445,691	18,045,492	79,491,183			79,491,183

Other assets, net	728,483	461,793	1,190,276			1,190,276

Intangible assets	—	—	—	3,905,000	A,O,D	3,905,000

Goodwill, net	41,255,052	6,633,956	47,889,008	117,259,179	A	165,148,187

Deferred tax asset, non current	—	2,197,302	2,197,302			2,197,302

Total Assets	$241,035,220	$78,815,763	$319,850,983	$87,976,354		$407,827,337

Liabilities and Stockholders’ Equity

Current Liabilities:

Current portion of long-term debt	$67,245	$1,685,551	$1,752,796	$(1,685,551)	C	$67,245

Amount due to bank	4,877,864	3,007,108	7,884,972			7,884,972

Borrowings under revolving credit facility	—	23,062,793	23,062,793	(23,062,793)	C	10,576,346

				3,905,000	D,A,O

				6,671,346	D

Accounts payable	10,285,029	6,313,002	16,598,031			16,598,031

Accrued expenses (includes income taxes)	22,080,680	9,039,384	31,120,064	(473,831)	L	30,399,567

				(160,000)	B

				(86,666)	M

Customer deposits	6,233,587	—	6,233,587			6,233,587

Deferred warranty	679,014	—	679,014			679,014

Total current liabilities	44,223,419	43,107,838	87,331,257	(14,892,495)		72,438,762

Long-Term Debt:

Notes payable to bank	3,310	1,406,764	1,410,074	(1,406,764)	C	3,310

Other Long-Term Liabilities:

Rent related accruals	4,118,330	—	4,118,330			4,118,330

Deferred warranty	1,356,746	—	1,356,746			1,356,746

Deferred tax liabilities	816,342	—	816,342	1,562,000	O	2,378,342

Capital lease obligations	—	1,190,571	1,190,571			1,190,571

Other long-term liabilities	—	3,294,255	3,294,255			3,294,255

Total liabilities	50,518,147	48,999,428	99,517,575	(14,737,259)		84,780,316

Stockholders’ Equity:

Common stock	205,179	40,737	245,916	(40,737)	A	242,891

				37,712	A

Additional paid in capital	146,559,302	12,800,062	159,359,364	(12,800,062)	A	280,132,284

				132,380,387	A

				1,192,595	A

Accumulated other comprehensive income	131,899	—	131,899	(710,746)	L	(578,847)

Retained earnings	45,510,457	16,975,536	62,485,993	(240,000)	B	45,140,457

				(16,975,536)	A

				(130,000)	M

Less treasury stock	(1,889,764)	—	(1,889,764)			(1,889,764)

Total stockholders’ equity	190,517,073	29,816,335	220,333,408	102,713,613		323,047,021

Total	$241,035,220	$78,815,763	$319,850,983	$87,976,354		$407,827,337

UNAUDITED PRO FORMA COMBINED STATEMENTS OF INCOME
FOR THE TWELVE MONTHS ENDED SEPTEMBER 30, 2000

Assumes a five-day average closing price of $28.75 per share of Tweeter common stock

	Tweeter	Sound Advice	Combined	Pro Forma
	9/30/00	10/31/00	Total	Adjustments		Pro Forma

Total revenue	$404,729,388	$188,041,563	$592,770,951	$5,486,036	E	$598,256,987

Cost of sales	(256,448,608)	(120,957,938)	(377,406,546)	(2,535,941)	F	(379,942,487)

Gross profit	148,280,780	67,083,625	215,364,405	2,950,095		218,314,500

Selling expenses	101,672,490	45,242,266	146,914,756	5,486,036	E	149,864,851

				(2,535,941)	F

Corporate, general and administrative expenses	19,341,702	13,353,718	32,695,420	(1,096,808)	G	31,598,612

Amortization of intangibles	1,521,892	18,469	1,540,361	—	H	2,316,744

				(4,617)	I

				781,000	N

Income from operations	25,744,696	8,469,172	34,213,868	320,425		34,534,293

Interest income (expense)	1,146,761	(1,723,696)	(576,935)	873,130	J	296,195

Income from joint venture	518,425	—	518,425			518,425

Cost of terminated stock offering	—	(574,246)	(574,246)			(574,246)

Other expense	—	(89,173)	(89,173)			(89,173)

Income before income taxes	27,409,882	6,082,057	33,491,939	1,193,555		34,685,494

Income taxes	10,963,953	43,339	11,007,292	477,422	K	11,484,714

Net income	$16,445,929	$6,038,718	$22,484,647	$716,133		$23,200,780

Basic earnings per share

Net income	$0.97	$1.60	$1.08			$1.12

Diluted earnings per share

Net income	$0.89	$1.41	$0.98			$1.02

Weighted average shares outstanding

Basic	17,006,079	3,780,677	20,786,756			20,786,756

Diluted	18,550,782	4,295,019	22,845,801			22,845,801

UNAUDITED PRO FORMA COMBINED STATEMENTS OF INCOME
FOR THE SIX MONTHS ENDED MARCH 31, 2001

Assumes a five-day average closing price of $28.75 per share of Tweeter common stock

	Tweeter	Sound Advice	Combined	Pro Forma
	3/31/01	4/30/01	Total	Adjustments		Pro Forma

Total revenue	$279,801,085	$117,564,214	$397,365,299	$3,215,333	E	$400,580,632

Cost of sales	(177,542,276)	(75,643,170)	(253,185,446)	(1,267,971)	F	(254,453,417)

Gross profit	102,258,809	41,921,044	144,179,853	1,947,362		146,127,215

Selling expenses	67,899,349	28,733,431	96,632,780	3,215,333	E	98,580,142

				(1,267,971)	F

Corporate, general and administrative expenses	12,155,989	6,719,402	18,875,391	(548,404)	G	18,326,987

Amortization of intangibles	960,000	203,873	1,163,873	—	H	1,519,033

				(35,340)	I

				390,500	N

Income from operations	21,243,471	6,264,338	27,507,809	193,244		27,701,053

Interest income (expense)	684,180	(1,139,723)	(455,543)	522,958	J	67,415

Income from joint venture	701,671	—	701,671			701,671

Other income (expense)	—	727,156	727,156			727,156

Income before income taxes	22,629,322	5,851,771	28,481,093	716,202		29,197,295

Income taxes	9,047,777	2,329,000	11,376,777	286,481	K	11,663,258

Net income	$13,581,545	$3,522,771	$17,104,316	$429,721		$17,534,037

Basic earnings per share

Net income	$0.73	$0.89	$0.76			$0.78

Diluted earnings per share

Net income	$0.71	$0.78	$0.72			$0.74

Weighted average shares outstanding

Basic	18,555,020	3,946,818	22,501,838			22,501,838

Diluted	19,191,483	4,525,593	23,717,076			23,717,076

NOTES TO UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL STATEMENTS
(In thousands, except share and
per share amounts)

     The following notes represent a five day average closing price of $28.75 per share of Tweeter common stock unless otherwise noted:

(A)  To record the purchase accounting adjustments (pursuant to Accounting Principles Board Opinion No. 16) related to the merger of Tweeter and Sound Advice.

@ $28.75
per share

Total purchase price:

Sound Advice common stock (4,073,745 shares)	$117,120

Sound Advice common stock owned by Tweeter (302,500)(1)	(8,697)

Tweeter’s cost for acquisition of 302,500 shares of Sound Advice’s common stock(1)	1,840

Estimated merger-related fees and expenses(2)	6,658

Market value calculated using the Black-Scholes option-pricing model of 970,500 Sound Advice options exchanged for equivalent Tweeter stock options assumed to be outstanding after the closing of the merger(6)	25,188

Total purchase price	$142,109

Allocation of purchase price:

Historical Assets of Sound Advice as of April 30, 2001	$78,816

Add:

Value of non-competition agreements(3)	3,905

Other identifiable intangibles(4)	—

Inventory fair value adjustments	(300)

Subtotal	82,421

Historical Liabilities of Sound Advice as of April 30, 2001	48,999

Add:

Payments to key executives under non-compete arrangements(3)	3,905

Severance costs for key executives terminated as a result of the merger(5)	3,105

Deferred Tax Liabilities related to non-compete agreements	1,562

Subtotal	57,571

NET ASSETS ACQUIRED AT FAIR VALUE	24,850

EXCESS OF NET ASSETS ACQUIRED OVER PURCHASE PRICE (GOODWILL)	$117,259

(1)	Tweeter previously acquired 302,500 shares of Sound Advice stock and had accounted for such stock as “available for sale” under SFAS 115 and carried a cost basis of $1,840. This cost basis has been included in the purchase price computation. These shares have been removed from Sound Advice’s outstanding shares extended at Tweeter’s initial purchase price.

(2)	Represents professional fees directly associated with the transaction, a component of which included a variable element payable to the seller’s advisor that is based on the fair value of Tweeter’s stock at the time of closing.

(3)	Tweeter has agreed to pay $1,900 to Mr. Beshouri and $725 to Mr. Blumberg as consideration for new noncompetition agreements with Tweeter. Tweeter has also agreed to pay $640 to each of Messrs. Danielson and O’Neil as consideration for entering into new noncompetition agreements with Tweeter.

(4)	Tweeter has considered a preliminary allocation of purchase price across identifiable intangible asset categories and has tentatively concluded that no other assets can be identified. Purchased leasehold assets will be valued at fair value based on an independent valuation. Tweeter management believes the impact of such valuation will be minimal. Tweeter management also considered valuing customer lists but historical experience has shown that they have little identifiable value and accordingly expects minimal value to be assigned to this category of intangibles. The allocation of the purchase price is subject to change based on the final valuation.

(5)	Severance costs relate to the following individuals: Peter Beshouri—$1,000, Michael Blumberg—$800, Kenneth Danielson—$500, Christopher O’Neil—$500, Jeffrey Hagg—$160, and various accounting department severance—$145.

(6)	The Black-scholes valuation includes the following assumptions:

•	Volatility of 94.53% which represents Tweeter’s stock price over the past 365 days

•	Risk Free Interest Rate of 4.76% which represents the current five year treasury bond rate

•	Forfeitures of 0%

The remaining life of the options is based on the period of time from September 1, 2001 (assumed closing date) and the original expiration date of the Sound Advice options.

(B)  Reflects the early extinguishment of debt penalty ($400) net of tax benefit ($160). This early extinguishment is discussed in Note C below.

(C)  Reflects the repayment of Sound Advice debt, as of March 31, 2001. Tweeter is required under its agreement with its bank, to not incur any incremental debt, therefore this transaction will require extinguishment of Sound Advice debt upon consummation of the transaction.

(D)  Reflects payments of $7.0 million to employees in connection with the merger, including $3.9 million to key executives under non-compete arrangements and $3.1 million severance costs; and it also includes the accrual for transaction expenses, discussed in Note A.

(E)  To reclassify credit card fees from revenue to selling expenses, as they are currently presented net on Sound Advice’s financial statements.

(F)  To reclassify Sound Advice’s warehousing costs from selling expenses to cost of sales to conform with Tweeter’s presentation.

(G)  To record salary reductions for employees of Sound Advice who have been notified that they will be terminated as a result of the merger.

(H)  In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (“SFAS”) No. 142 “Goodwill and Other Intangible Assets”. SFAS No. 142 requires that upon adoption, amortization of goodwill will cease and instead, the carrying value of goodwill will be evaluated for impairment on an annual basis. The amortization provisions apply to goodwill and intangible assets acquired after June 30, 2001. The Sound Advice merger was completed on August 1, 2001 and in accordance with SFAS No. 142 no goodwill amortization expense has been presented in these pro-forma financial statements.

(I)  Eliminate the effects of previously recorded goodwill on Sound Advice’s financial statements.

(J)  To record the effects on interest income (expense) as a result of the paydown of Sound Advice’s debt.

(K)  To record the income tax effect of combining Tweeter’s and Sound Advice’s results of operations and pro forma adjustments, excluding the impact of nondeductible amounts.

(L)  Reclassify Sound Advice shares currently held.

(M)  To record the elimination of Deferred Finance Fees related to the early extinguishment of debt.

(N)  To record amortization of non-compete agreements. Amortization will be recognized on a straight-line basis over 5 years.

(O)  To record intangible assets relating to non-compete agreements with key executives of $3,905 and the related deferred tax impact of $1,562.

(c)  Exhibits.

2.1	Agreement and Plan of Merger among Tweeter Home Entertainment Group, Inc., TWT Acquisition Corp. and Sound Advice, Inc. dated as of June 1, 2001 (incorporated by reference to the Current Report on Form 8-K filed with the Securities and Exchange Commission on June 8, 2001)

23.1	Consent of KPMG LLP, independent auditors to Sound Advice, Inc. (filed herewith)

99.1	Press Release dated August 1, 2001 (filed herewith)

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TWEETER HOME ENTERTAINMENT GROUP, INC.

DATED:   August 9, 2001

By:      /s/ Joseph G. McGuire

            Joseph G. McGuire
            Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger among Tweeter Home Entertainment Group, Inc., TWT Acquisition Corp. and Sound Advice, Inc. dated as of June 1, 2001 (incorporated by reference to the Current Report on Form 8-K filed with the Securities and Exchange Commission on June 8, 2001)

23.1	Consent of KPMG LLP, independent auditors to Sound Advice, Inc. (filed herewith)

99.1	Press Release dated August 1, 2001 (filed herewith)